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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 30, 1997, except as to Notes 4, 13 and 15 which are dated September 21, 1997, appearing on page 20 of Affiliated Computer Services, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1997. We also consent to the incorporation by reference of our report dated July 30, 1997, except as to Notes 5, 6, 9, 15 and 18 which are dated February 13, 1998, appearing on page 2 of the Affiliated Computer Services, Inc.'s Current Report on Form 8-K dated February 19, 1998. We also consent to the references to us under the heading "Experts" in such Prospectus.



/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Dallas, Texas
April 28, 1998